Exhibit 99.1

Enlightenment Capital Invests in Telos Corporation
Tech-focused investment firm banks on cyber leader's momentum and expansion plans

Ashburn, Virginia and Chevy Chase, Maryland – January 31, 2017 – Enlightenment Capital, which backs businesses that provide vital and innovative technologies, announced it has made a strategic investment in Telos Corporation, a leading provider of continuous security solutions and services for the world's most security-conscious organizations.  The investment will support Telos' growth strategy of expanding its existing capabilities into new markets, pursuing innovative research and development and exploring strategic acquisition opportunities.
          "It is a pleasure to work with an investment firm whose management team truly grasps the critical nature of our technologies and our key markets," said John B. Wood, Telos president and CEO. "This funding will fuel our efforts to develop innovative products while accelerating current marketing momentum, and Enlightenment Capital's market insights will assist us in pursuing M&A growth opportunities."
Telos enjoys a long history of delivering cyber security solutions and, through its partnership with Amazon Web Services, is helping both governments and corporations to focus critical resources on cloud security.  In a world with increasing cyber threats and as more organizations move to the cloud, it becomes necessary to have a flexible risk management and compliance strategy for cloud and hybrid IT environments.  Telos' Xacta risk management and compliance solution remains uniquely positioned to help customers address these new challenges, effectively removing the most serious roadblock to cloud adoption.
"Telos is responsible for ensuring the security of some of the nation's most critical networks," said Jason Rigoli, Enlightenment Capital partner.  "We are thrilled to partner with Telos to support their efforts to carry out that mission."
Telos' reach extends to a broad range of national security customers, including the intelligence community, critical infrastructure and other highly security-conscious organizations.  "We are excited to partner with Telos CEO John Wood and his team and are committed to supporting them as they continue to build on their success in the year ahead," added Devin Talbott, Enlightenment Capital managing partner.  "Telos is a trusted partner to the national security community and for 25-plus years has ably addressed their clients' most demanding cyber security, identity management, and secure mobility challenges. We look forward to supporting Telos' continued organic growth and M&A initiatives."
About Telos Corporation
Telos Corporation empowers and protects the world's most security-conscious organizations with solutions and services for continuous security assurance of individuals, systems, and information.  Telos' offerings include cyber security solutions and services for IT risk management and information security; secure mobility to protect globally connected organizations; and identity management to establish trust in personnel and continuously monitor for insider threats.  The company serves military, intelligence and civilian agencies of the federal government, allied nations, and commercial organizations around the world.  For more information, visit www.telos.com.

About Enlightenment Capital
Enlightenment Capital, a Washington, DC-area based private investment firm, provides senior debt, mezzanine debt, and minority equity to middle market companies in the Aerospace, Defense & Government (ADG) sector.  The firm partners with management teams, equity sponsors, and those businesses that provide vital services, protect critical infrastructure, innovate cyber and data solutions, engineer aerospace systems, safeguard national security, and endeavor to meet the challenges of today and tomorrow.  For more information, visit www.enlightenment-cap.com.